                        SUPPLEMENT DATED AUGUST 18, 2000
                      TO THE PROSPECTUS DATED MAY 1, 2000
                                      FOR
                                  RATEMAX (SM)
                      MODIFIED GUARANTEED ANNUITY CONTRACT

                                   ISSUED BY

                      MERRILL LYNCH LIFE INSURANCE COMPANY

RATE-LOCK FEATURE FOR SECTION 1035 EXCHANGES. Merrill Lynch Life Insurance Company ("we" or the "Company") is adopting new procedures (the "Rate-Lock Feature") for determining the guaranteed rate of interest initially credited to sub-accounts under certain Contracts. These Contracts must be purchased with the proceeds of IRC Section 1035 exchanges during periods when the Company offers special rates.

HOW THE RATE-LOCK FEATURE WORKS. In general under the Contract, initial rates that apply to subaccounts are those in effect on the day we receive your premium. However, effective August 18, 2000, for Contracts purchased through a
Section 1035 exchange, the initial rates that apply to subaccounts will be those in effect on the date that your written application is received and accepted at our Service Center, instead of the date we actually receive your premium/1035 exchange proceeds, provided that you meet the following conditions:

         We receive and accept your written application during a period when we are offering special rates, as identified by us, under the Contracts; and

         We receive your premium (and can issue your Contract) within 45 days of the date we receive and accept your written application at our Service Center.

IF WE RECEIVE YOUR PREMIUM AFTER 45 DAYS FROM THE DATE WE RECEIVE AND ACCEPT YOUR APPLICATION, THE INITIAL RATES THAT APPLY TO SUB-ACCOUNTS ARE THOSE IN EFFECT ON THE DATE WE RECEIVE YOUR PREMIUM AND ISSUE YOUR CONTRACT.

THE RATE-LOCK FEATURE AND MVA INTEREST RATES. If we are determining your initial rates through the Rate-Lock Feature, we reserve the right to determine the MVA interest rate for each subaccount when we receive and accept your written application, or when we receive your premium and issue your Contract. We use MVA interest rates to calculate the market value adjustment imposed on withdrawals, annuitization, and death benefits paid before the end of a guaranteed period. When we issue your Contract, we will send you a notice specifying the MVA interest rate for each subaccount; and once we have determined the MVA interest rate for a subaccount, it will not be changed.

Please retain this supplement with your Prospectus for your reference. If you have any questions, please contact your Financial Consultant or our Service Center at 1-800-535-5549.